Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports Third Quarter 2008 Results

NEW YORK, NY, October 30, 2008 – Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the third quarter ended September 30, 2008, net income was $27.2 million, down seven percent from net income of $29.2 million in the third quarter of 2007. Earnings were $0.62 per diluted share, down five percent versus earnings of $0.65 per diluted share in the third quarter of last year. ITG’s total revenue for the third quarter of 2008 was $188.3 million, one percent less than total revenue of $189.8 million for the third quarter of 2007. Pre-tax margins in the third quarter were 24.2 percent in 2008, down from 26.0 percent realized in 2007.

“ITG’s diversified product suite drove solid results in the third quarter, despite the combination of seasonality and unprecedented volatility that permeated the market,” said Bob Gasser, ITG’s Chief Executive Officer and President. “In this type of environment, clients rely on our agency model and broad product suite to help them manage and mitigate risk. We are confident in our ability to grow the business as clients increasingly turn to us for neutrality, technology and leadership in best execution.”

ITG’s non-US revenues were $47.2 million in the third quarter of 2008, a two percent decline over revenues of $48.3 million in the third quarter of 2007. Non-US pre-tax income decreased to $3.0 million in the third quarter of 2008 from $5.8 million in the third quarter of 2007.

“While current market conditions have not been favorable in Europe and Asia, ITG remains optimistic about our long term prospects for growth,” said Mr. Gasser. “ITG’s non-US businesses were able to maintain nearly flat sequential revenues in a difficult global environment where many markets were down double digits from the previous year.”

Year to Date Results

For the nine months ended September 30, 2008, revenues increased seven percent from the prior year period to $572.9 million, net income increased six percent to $85.9 million and diluted earnings per share increased eight percent to $1.95.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss third quarter results. Those wishing to listen to the call should dial 1-866-713-8307 and enter the pass code 64892603 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s web site at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 35264997. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade, order management, trade execution, and post-trade tools to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran

(212) 444-6130

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INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Commissions	$162,083	$161,700	$491,527	$454,451
Recurring	21,958	21,122	65,888	61,255
Other	4,237	7,013	15,498	18,708
Total revenues	188,278	189,835	572,913	534,414

Expenses:
Compensation and employee benefits	64,640	63,754	194,038	184,381
Transaction processing	24,421	29,188	73,103	78,844
Occupancy and equipment	14,986	11,913	42,741	34,353
Telecommunications and data processing services	14,026	10,937	39,214	29,971
Other general and administrative	23,004	22,105	69,537	60,582
Interest expense	1,637	2,579	5,593	8,028
Total expenses	142,714	140,476	424,226	396,159
Income before income tax expense	45,564	49,359	148,687	138,255
Income tax expense	18,393	20,179	62,788	57,154
Net income	$27,171	$29,180	$85,899	$81,101

Earnings per share:
Basic	$0.63	$0.66	$1.97	$1.84
Diluted	$0.62	$0.65	$1.95	$1.81

Basic weighted average number of common shares outstanding	43,463	44,100	43,598	44,171
Diluted weighted average number of common shares outstanding	43,869	44,813	44,122	44,884

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Cash and cash equivalents	$291,369	$183,757
Cash restricted or segregated under regulations and other	73,446	71,300
Deposits with clearing organizations	41,703	43,284
Securities owned, at fair value	8,813	8,022
Receivables from brokers, dealers and clearing organizations	1,487,293	551,059
Receivables from customers	955,973	676,522
Premises and equipment, net	46,557	45,886
Capitalized software, net	63,706	50,892
Goodwill	424,246	422,774
Other intangibles, net	32,035	31,318
Deferred taxes	2,595	2,282
Other assets	14,120	13,791
Total assets	$3,441,856	$2,100,887

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$205,463	$186,463
Short-term bank loans	60,000	101,400
Payables to brokers, dealers and clearing organizations	929,558	497,124
Payables to customers	1,342,923	457,105
Securities sold, not yet purchased, at fair value	584	859
Income taxes payable	25,240	18,320
Deferred taxes	2,735	2,821
Long term debt	104,000	132,500
Total liabilities	2,670,503	1,396,592

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,582,306 and 51,503,221 shares issued at September 30, 2008 and December 31, 2007, respectively, and; 43,201,345 and 43,462,885 shares outstanding at September 30, 2008 and December 31, 2007, respectively	516	515
Additional paid-in capital	217,664	210,071
Retained earnings	737,576	651,677
Common stock held in treasury, at cost; 8,380,961 and 8,040,336 shares at September 30, 2008 and December 31, 2007, respectively	(194,188)	(177,928)
Accumulated other comprehensive income (net of tax)	9,785	19,960
Total stockholders’ equity	771,353	704,295
Total liabilities and stockholders’ equity	$3,441,856	$2,100,887